Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	November 11, 2009
Brenda A. Blake, ext. 3202
UGI Reports Earnings for Fiscal 2009
VALLEY FORGE, Pa., November 11 — UGI Corporation (NYSE: UGI) today reported net income of $258.5 million, or $2.36 per diluted share, for its fiscal year ended September 30, 2009, compared to $215.5 million, or $1.99 per diluted share, for the fiscal year ended September 30, 2008. For the fourth fiscal quarter ended September 30, 2009, the company recorded a seasonal net loss of $0.10 per diluted share compared to a net loss $0.06 per diluted share for the same period in 2008.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “We are pleased that our diversified energy businesses were able to generate strong earnings per share growth in an extremely difficult economic environment. Earnings in fiscal 2009 significantly benefited from higher unit margins in our propane businesses resulting from a rapid decline in wholesale propane costs. This benefit was offset somewhat by the effects on our businesses of recessionary market conditions, which adversely affected volumes in all of our business units, and reduced unit margins in our electricity generation and distribution businesses. Although we expect to encounter sluggish economic conditions in fiscal 2010, we expect to build on the progress we made in 2009 and continue our pursuit of internally generated capital investments and acquisition opportunities.”
As previously reported, UGI expects to report earnings in the range of $2.20 to $2.30 per diluted share for fiscal 2010, growing earnings per share consistent with its announced long-term average annual earnings growth goal of 6% to 10% over the fiscal 2008 to 2010 periods.
UGI’s domestic propane distributor, AmeriGas Propane, contributed $65.0 million to net income for the year compared to $43.9 million in fiscal 2008. Fiscal 2009 results include an after-tax gain of $10.4 million on the previously reported sale of AmeriGas’s California propane storage terminal. For the twelve months ended September 30, 2009, retail propane volumes sold decreased 6.5% from the prior year to 928 million gallons as the benefits of acquisitions completed in fiscal 2009 were more than offset by the adverse effects of the significant deterioration in general economic activity which has occurred over the last year and continued customer conservation. Nationally, weather was 2.5% warmer than normal in fiscal 2009 and virtually the same as the prior year, according to the National Oceanic and Atmospheric Administration. Revenues decreased to $2.26 billion in fiscal 2009 from $2.82 billion in fiscal 2008 primarily due to lower retail selling prices associated with significantly lower wholesale commodity costs and lower volumes sold.
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UGI Reports Earnings for Fiscal 2009	Page 2
Total margin increased $36.7 million mainly due to higher average retail propane unit margins resulting from a rapid decline in wholesale propane product costs that occurred primarily as AmeriGas entered the critical winter heating season during the first quarter of fiscal 2009. Operating income increased $65.5 million in fiscal 2009, reflecting the pre-tax impact of the storage terminal sale and the higher total margin partially offset by higher operating expenses and depreciation and amortization.
International Propane’s net income in fiscal 2009 increased to $78.3 million from $52.3 million in fiscal 2008. International Propane results for fiscal 2009 include the previously reported after tax charge of $10.0 million related to a French Competition Authority matter. Antargaz sold 289.3 million retail gallons of liquefied petroleum gases (LPG) in fiscal 2009 compared to 292.6 million gallons in the prior year period. Based upon heating degree day data, temperatures in Antargaz’s service territories were 2.9% warmer than normal in fiscal 2009 and 1.3% colder than the prior year. The beneficial impact of the colder weather on volumes sold was more than offset by the effects of the deterioration of general economic conditions in France, customer conservation and competition from alternate energy sources. International Propane’s euro-based total margin increased €77.8 million largely reflecting the beneficial impact of higher than normal retail unit margins at Antargaz which resulted from a rapid and sharp decline in wholesale commodity costs that occurred as Antargaz entered the critical winter heating season during the first quarter of fiscal 2009. Operating income increased €45.9 principally reflecting the increase in total margin reduced by the aforementioned €7.1 million charge for the French competition matter and higher operating expenses. Operating expenses increased primarily as a result of the consolidation of Flaga’s central European joint venture.
Net income from Gas Utility was $70.3 million in fiscal 2009 compared to $60.3 million in fiscal 2008. Total system throughput increased 16 billion cubic feet in fiscal 2009 principally reflecting the October 1, 2008 acquisition of Central Penn Gas (CPG) and increases in core market and retail delivery service volumes resulting from colder fiscal 2009 weather and year-over-year customer growth. Weather in the Gas Utility service territory was 4.1% colder than normal and approximately 7% colder than the previous year. Gas Utility total margin increased $80.6 million in fiscal 2009, principally reflecting the higher margin from the CPG acquisition and higher core market margin resulting from higher volumes sold. Gas Utility operating income increased $15.9 million, reflecting the previously mentioned increase in total margin offset by higher operating expenses associated with CPG and, to a lesser extent, higher expenses associated with environmental matters, pension expenses and system maintenance.
Net income from Electric Utility was $8.0 million in fiscal 2009 compared to $13.1 million in fiscal 2008. Sales of 966 gigawatt-hours were 3.9% lower than fiscal 2008 as increased sales to residential heating customers were more than offset by lower sales to commercial and industrial customers as a result of the recession and lower weather-related air-conditioning sales to all customers during the summer of 2009. Electric Utility total margin decreased $7.7 million in fiscal 2009 principally reflecting higher cost of sales and the effects of lower sales volumes. Operating income decreased $9.0 million primarily due to the lower total margin and higher operating expenses.
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UGI Reports Earnings for Fiscal 2009	Page 3
Energy Services net income in fiscal 2009 decreased to $38.1 million from $45.3 million in fiscal 2008. Total margin for Energy Services increased $2.1 million to $126.2 million in fiscal 2009, as greater total margin from peaking supply services and retail electricity sales were partially offset by lower electric generation total margin. The decrease in electric generation margin reflects lower spot-market prices for electricity and lower volumes generated. Operating income decreased $12.5 million as the increased total margin was more than offset by, among other things, higher electric generation operating and maintenance costs and other charges associated with the conversion of the Hunlock generating station from coal to natural gas and higher asset management costs.
UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L.P., the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss fourth quarter earnings and fiscal 2010 activities at 4:00 PM ET on Wednesday, November 11, 2009. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on November 11 through midnight Friday, November 13. The replay may be accessed at 1-888-203-1112, passcode 2496390 and International access 1-719-457-0820, passcode 2496390.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, and domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations, particularly the euro. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-11	###	11/11/09

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
AmeriGas Propane	$337.0	$525.2	$2,260.1	$2,815.2
International Propane	174.7	188.6	955.3	1,124.8
Gas Utility	110.9	132.7	1,241.0	1,138.3
Electric Utility	33.7	35.9	138.5	139.2
Energy Services	217.6	358.1	1,224.7	1,619.5
Corporate & Other (a)	(14.6)	(51.3)	(81.8)	(188.8)

Total revenues	$859.3	$1,189.2	$5,737.8	$6,648.2

Operating income (loss):
AmeriGas Propane	$(16.7)	$(1.8)	$300.5	$235.0
International Propane	(2.7)	1.1	151.4	106.8
Gas Utility	3.7	(0.5)	153.5	137.6
Electric Utility	1.6	3.0	15.4	24.4
Energy Services	4.8	10.0	64.8	77.3
Corporate & Other (a)	1.6	1.6	(0.3)	4.1

Total operating (loss) income	(7.7)	13.4	685.3	585.2
Loss from equity investees	(2.3)	(0.8)	(3.1)	(2.9)

Interest expense:
AmeriGas Propane	(16.6)	(17.8)	(70.3)	(72.9)
International Propane	(6.9)	(8.0)	(26.6)	(29.7)
Gas Utility	(10.5)	(8.8)	(42.2)	(37.1)
Electric Utility	(0.4)	(0.5)	(1.7)	(2.0)
Corporate & Other, net (a)	0.0	0.2	(0.3)	(0.8)

Total interest expense	(34.4)	(34.9)	(141.1)	(142.5)

(Loss) income before income taxes and minority interests	(44.4)	(22.3)	541.1	439.8
Income tax benefit (expense)	12.9	4.4	(159.1)	(134.5)
Minority interests, principally in AmeriGas Partners	20.5	11.6	(123.5)	(89.8)

Net (loss) income	$(11.0)	$(6.3)	$258.5	$215.5

Earnings (loss) per share:
Basic	$(0.10)	$(0.06)	$2.38	$2.01

Diluted	$(0.10)	$(0.06)	$2.36	$1.99

Average common shares outstanding:
Basic	108.842	108.069	108.523	107.396

Diluted	108.842	108.069	109.339	108.521

Supplemental information:
Net income (loss):
AmeriGas Propane (b)	$(6.6)	$(4.6)	$65.0	$43.9
International Propane	(8.4)	(5.4)	78.3	52.3
Gas Utility	(1.1)	(5.6)	70.3	60.3
Electric Utility	0.7	1.5	8.0	13.1
Energy Services	2.7	5.6	38.1	45.3
Corporate & Other (a)	1.7	2.2	(1.2)	0.6

Total net (loss) income	$(11.0)	$(6.3)	$258.5	$215.5

(a)	Corporate & Other includes the elimination of certain intercompany transactions.

(b)	Amounts are net of minority interests in AmeriGas Partners, L.P.